                                                                 Exhibit 99.4.1

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
CFW Communications Company
Waynesboro, Virginia

We have audited the accompanying consolidated balance sheets of CFW Communications Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFW Communications Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As described in Note 14 to the Consolidated Financial Statements, on June 1, 2000 the Company retroactively revised its reporting of certain revenues and related costs of its wireless operations.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
February 17, 2000, except for notes 14 and 15, as to which the date is June 16, 2000

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
                       ASSETS
Current Assets
  Cash and cash equivalents.......................... $    198,540 $     42,890
  Accounts receivable, net of allowance of $1.1
   million ($0.6 million in 1998)....................   13,822,010   12,120,985
  Receivable from affiliates.........................    3,824,585    5,681,978
  Materials and supplies.............................      955,381    1,374,877
  Prepaid expenses and other.........................      572,339      448,775
  Income taxes receivable............................    2,002,572      691,221
                                                      ------------ ------------
                                                        21,375,427   20,360,726
                                                      ------------ ------------
Securities and Investments...........................   39,109,476   10,980,988
                                                      ------------ ------------
Property and Equipment
  Land and building..................................   23,526,095   20,965,223
  Network plant and equipment........................  108,449,567   93,247,587
  Furniture, fixtures, and other equipment...........   28,170,261   20,022,238
  Radio spectrum licenses............................   15,478,079   15,468,649
                                                      ------------ ------------
    Total in service.................................  175,624,002  149,703,697
  Under construction.................................    9,535,642    4,718,837
                                                      ------------ ------------
                                                       185,159,644  154,422,534
  Less accumulated depreciation......................   59,278,974   50,760,242
                                                      ------------ ------------
                                                       125,880,670  103,662,292
                                                      ------------ ------------
Other Assets
  Cost in excess of net assets of business acquired,
   less accumulated amortization of $2.4 million
   ($1.4 million in 1998)............................   23,411,894   12,705,900
  Deferred charges...................................      359,294      533,540
  Radio spectrum licenses............................    7,864,836    6,090,791
                                                      ------------ ------------
                                                        31,636,024   19,330,231
                                                      ------------ ------------
                                                      $218,001,597 $154,334,237
                                                      ============ ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable................................... $  9,809,268 $  7,042,966
  Customers' deposits................................      448,995      400,655
  Advance billings...................................    2,677,044    2,303,696
  Accrued payroll....................................    1,156,120    1,283,083
  Accrued interest...................................      280,151      623,412
  Other accrued liabilities..........................    2,888,530    1,955,176
  Deferred revenue...................................    1,835,694    1,221,849
                                                      ------------ ------------
                                                        19,095,802   14,830,837
                                                      ------------ ------------
Long-Term Debt.......................................   37,684,783   19,774,262
                                                      ------------ ------------
Long-Term Liabilities
  Deferred income taxes..............................   31,604,744   14,243,872
  Retirement benefits................................   10,854,052    9,852,634
  Other..............................................      797,175      749,728
                                                      ------------ ------------
                                                        43,255,971   24,846,234
                                                      ------------ ------------
Minority Interests...................................    1,781,241    1,472,419
                                                      ------------ ------------
Commitments
Shareholders' Equity
  Preferred stock, no par value per share, authorized
   1,000,000 shares; none issued.....................          --           --
  Common stock, no par value per share, authorized
   20,000,000 shares; issued 13,060,386 shares
   (13,016,988 in 1998)..............................   43,943,136   43,527,636
  Retained earnings..................................   50,385,117   49,882,849
  Unrealized gain on securities available for sale,
   net...............................................   21,855,547          --
                                                      ------------ ------------
                                                       116,183,800   93,410,485
                                                      ------------ ------------
                                                      $218,001,597 $154,334,237
                                                      ============ ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1999, 1998 and 1997

                                            1999         1998         1997
                                         -----------  -----------  -----------
Operating Revenues
  Wireline communications............... $44,110,124  $37,596,778  $34,495,331
  Wireless communications (Note 14).....  21,691,671   17,623,857   13,432,974
  Directory assistance..................  12,104,096   12,949,714   10,533,459
  Other communications services.........   4,028,445    2,941,880    2,267,156
                                         -----------  -----------  -----------
                                          81,934,336   71,112,229   60,728,920
                                         -----------  -----------  -----------
Operating Expenses
  Cost of sales (Note 14)...............   8,142,551    4,426,125    1,718,962
  Maintenance and support...............  16,608,994   10,837,093    9,659,569
  Depreciation and amortization.........  12,623,212   10,503,338    9,196,237
  Asset impairment charge...............   3,950,894          --           --
  Customer operations...................  19,870,214   16,223,183   14,282,592
  Corporate operations..................   7,216,365    6,496,028    6,459,352
                                         -----------  -----------  -----------
                                          68,412,230   48,485,767   41,316,712
                                         -----------  -----------  -----------
Operating Income........................  13,522,106   22,626,462   19,412,208
Other Income (Expenses)
  Other expenses, principally interest..    (904,699)    (623,091)    (855,360)
  Equity loss from PCS investees
    VA PCS Alliance.....................  (5,436,446)  (5,075,624)    (834,075)
    WV PCS Alliance.....................  (5,928,605)  (1,391,407)         --
  Equity income from other wireless
   investees............................     179,128      197,906       74,115
  Loss on write-down of investment......         --    (1,009,661)  (2,808,145)
  Gain on sale of tower asset and
   investments..........................   8,317,511          --     5,077,379
                                         -----------  -----------  -----------
                                           9,748,995   14,724,585   20,066,122
Income Taxes............................   2,867,704    5,638,940    7,398,495
                                         -----------  -----------  -----------
                                           6,881,291    9,085,645   12,667,627
Minority Interests......................    (388,633)    (578,005)    (446,695)
                                         -----------  -----------  -----------
Net Income.............................. $ 6,492,658  $ 8,507,640  $12,220,932
                                         ===========  ===========  ===========
Net income per common share--basic...... $      0.50  $      0.65  $      0.94
Net income per common share--diluted.... $      0.50  $      0.65  $      0.94
Average shares outstanding--basic.......  13,041,868   13,007,880   12,982,289
Average shares outstanding--diluted.....  13,112,952   13,093,561   13,055,814
Cash dividends per share................ $     0.459  $     0.435  $     0.412

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                          1999          1998          1997
                                      ------------  ------------  ------------
Cash Flows From Operating Activities
 Net income.......................... $  6,492,658  $  8,507,640  $ 12,220,932
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Depreciation........................   11,458,860     9,730,746     8,559,656
 Amortization........................    1,164,352       772,592       636,581
 Asset impairment charge.............    3,950,894           --            --
 Deferred taxes......................    3,683,184     5,001,626       105,664
 Retirement benefits other than
  pensions...........................    1,001,418     1,006,965       835,451
 Other...............................       25,527       (37,534)      (10,426)
 Equity loss from wireless
  investees..........................   11,185,923     6,269,125       759,960
 Minority interests, net of
  distributions......................      (55,738)       (4,013)      (41,306)
 Distributions received from
  investments........................      132,090       218,705        99,704
 Gain on sale of tower asset and
  investments........................   (8,317,511)          --     (5,077,379)
 Loss on write-down of investment....          --      1,009,661     2,808,145
 Changes in assets and liabilities
  from operations:
  (Increase) decrease in accounts
   receivable........................   (1,239,062)       83,299    (3,489,136)
  (Increase) decrease in materials
   and supplies......................      419,496      (536,949)     (173,459)
  Increase in other current assets...     (123,564)      (99,158)     (238,786)
  (Increase) decrease in income
   taxes.............................   (1,311,351)     (815,766)      741,612
  Increase in accounts payable.......    2,194,811     2,873,684       823,237
  Increase (decrease) in other
   accrued liabilities...............      463,130      (651,510)     (271,945)
  Increase in other current
   liabilities.......................      421,688       165,517       192,460
                                      ------------  ------------  ------------
   Net cash provided by operating
    activities.......................   31,546,805    33,494,630    18,480,965
                                      ------------  ------------  ------------
Cash Flows From Investing Activities
 Purchases of property and
  equipment..........................  (36,726,308)  (16,336,873)  (14,042,679)
 Purchase of PCS licenses, net of
  minority interest..................   (1,409,602)     (666,885)   (4,459,818)
 Investments in PCS Alliances........   (3,892,138)   (2,253,995)   (1,492,709)
 (Advances to) repayments from PCS
  Alliances..........................    1,857,393    (4,955,147)          --
 Acquisitions of Internet company and
  subscribers........................  (12,354,928)          --            --
 Investment in national database
  provider...........................          --     (1,004,681)          --
 Sale of mortgage-backed securities..          --        971,288       540,961
 Proceeds from the sale of tower
  asset and investments..............    9,732,457           --      6,594,399
 Purchase of cellular minority
  interests..........................          --            --     (1,103,481)
 Maturities and distributions from
  (contributions to) other
  investments........................      (49,800)      (45,239)       10,282
                                      ------------  ------------  ------------
   Net cash used in investing
    activities.......................  (42,842,926)  (24,291,532)  (13,953,045)
                                      ------------  ------------  ------------
Cash Flows From Financing Activities
 Cash dividends......................   (5,990,390)   (5,660,024)   (5,349,009)
 Payments on senior notes............   (3,636,364)   (3,741,764)          --
 Additional borrowings (payments)
  under other debt facilities, net...   20,663,025    (1,090,134)   (1,000,000)
 Net proceeds from exercise of stock
  options............................      415,500       107,367        41,829
                                      ------------  ------------  ------------
   Net cash provided by (used in)
    financing activities.............   11,451,771   (10,384,555)   (6,307,180)
                                      ------------  ------------  ------------
   Increase (decrease) in cash and
    cash equivalents.................      155,650    (1,181,457)   (1,779,260)
Cash and Cash Equivalents:
 Beginning...........................       42,890     1,224,347     3,003,607
                                      ------------  ------------  ------------
 Ending.............................. $    198,540  $     42,890  $  1,224,347
                                      ============  ============  ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              Accumulated
                              Common Stock                       Other         Total
                         ----------------------  Retained    Comprehensive Shareholders'
                           Shares     Amount     Earnings       Income        Equity
                         ---------- ----------- -----------  ------------- -------------
Balance, January 1,
 1997................... 12,980,212 $43,378,440 $40,163,310   $ 2,460,176  $ 86,001,926
 Comprehensive income:
  Net Income............                         12,220,932
  Unrealized loss on
   securities available
   for sale, net of $1.6
   million of deferred
   tax effect...........                                       (2,460,176)
  Comprehensive income..                                                      9,760,756
  Cash dividends........                         (5,349,009)                 (5,349,009)
  Stock options
   exercised, net.......      6,442      41,829                                  41,829
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1997................... 12,986,654  43,420,269  47,035,233           --     90,455,502
 Comprehensive income:
  Net Income............                          8,507,640
  Comprehensive income..                                                      8,507,640
  Cash dividends........                         (5,660,024)                 (5,660,024)
  Stock options
   exercised, net.......     30,334     107,367                                 107,367
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1998................... 13,016,988  43,527,636  49,882,849           --     93,410,485
 Comprehensive income:
  Net Income............                          6,492,658
  Unrealized gain on
   securities available
   for sale, net of
   $14.0 million of
   deferred tax effect..                                       21,855,547
  Comprehensive income..                                                     28,348,205
  Cash dividends........                         (5,990,390)                 (5,990,390)
  Stock options
   exercised, net.......     43,398     415,500                                 415,500
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1999................... 13,060,386 $43,943,136 $50,385,117   $21,855,547  $116,183,800
                         ========== =========== ===========   ===========  ============


                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

CFW Communications Company is a diversified regional communications company that provides a broad range of products and services to businesses, telecommunication carriers and residential customers in Virginia and surrounding states. The Company's services include personal communications services ("PCS"), local telephone, long distance, cellular, paging, wireline and wireless cable television, directory assistance, competitive access, local Internet access and alarm monitoring and installation. Significant accounting policies follow:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those partnerships where the Company, as managing partner, exercises control. All significant intercompany accounts and transactions have been eliminated.

  Revenue recognition: The Company's revenue recognition policy is to recognize revenues when services are rendered or when products are delivered, installed and functional, as applicable. Certain services of the Company require payment in advance of service performance. In such cases, the Company records a service liability at the time of billing and subsequently recognizes revenue over the service period.

  Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

  Securities and investments: The Company has investments in debt and equity securities and partnerships. Management determines the appropriate classification of securities at the date of purchase and continually thereafter. The classification of those securities and the related accounting policies are as follows:

  Available for sale securities: Securities classified as available for sale are primarily traded on a national exchange and are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors including changes in market conditions, liquidity needs and other similar factors. Securities available for sale are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Equity method investments: These investments consist of partnership and corporate investments where the Company's ownership is 20% or more, except where such investments meet the requirements for consolidation. Under the equity method, the Company's share in earnings or losses of these companies is included in earnings.

  Investments carried at cost: These are investments in which the Company does not have significant ownership and for which there is no ready market. Information regarding these and all other investments is reviewed continuously for evidence of impairment in value. No impairment was deemed to have occurred at December 31, 1999.

  Interest on debt securities is recognized in income as accrued, and dividends on marketable equity securities are recognized in income when declared. Realized gains or losses are determined on the basis of specific securities sold and are included in earnings.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Significant Accounting Policies (Continued)

  Property and equipment: Property and equipment is stated at cost. Accumulated depreciation is charged with the cost of property retired, plus removal cost, less salvage. Depreciation is determined under the remaining life method and straight-line composite rates. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives from 3 to 50 years, with an average life of approximately 13 years for the category. Furniture, fixtures and other equipment are depreciated over various lives from 5 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 30 years. The Company has other radio spectrum licenses that are included in other assets until such licenses are placed in service. Depreciation provisions were approximately 7.0%, 6.8% and 6.6% of average depreciable assets for the years 1999, 1998 and 1997, respectively.

  Materials and supplies: The Company's materials and supplies inventory consists primarily of items held for resale such as cellular and PCS phones, pagers, wireline business phones and accessories. The Company values its inventory at the lower of cost (specific identification) or market. The market value is determined by reviewing current replacement cost, marketability, and obsolescence.

  Cost in excess of net assets acquired: Cost in excess of net assets acquired resulting from acquisitions is being amortized over various lives from 10 to 30 years using the straight-line method. The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and assesses whether impairment has occurred. This assessment is derived based on current and future levels of income and cash flow as well as other factors, such as business trends, future prospects and market and economic conditions.

  Pension benefits: The Company sponsors a non-contributory defined benefit pension plan covering all employees who meet eligibility requirements. Pension benefits vest after five years of service and are based on years of service and average final compensation subject to certain reductions if the employee retires before reaching age 62. The Company's funding policy has been to contribute up to the maximum amount allowable by applicable regulations. Contributions are intended to provide not only for benefits based on service to date, but also for those expected to be earned in the future.

  The Company also sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for substantially all employees. The Company contributes 60% of each participant's annual contribution for contributions up to 6% of each participant's annual compensation. The employee elects the type of investment fund from the equity, bond and annuity alternatives offered by the plan.

  Retirement benefits other than pensions: The Company provides certain health care benefits for all retired employees that meet eligibility requirements. The Company's share of the estimated costs of benefits that will be paid after retirement is generally being accrued by charges to expense over the eligible employee's service periods to the dates they are fully eligible for benefits.

  Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Net income per common share: Basic net income per share was computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share was computed under the treasury stock method assuming the conversion, as of the beginning of the year, of all dilutive stock options.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Significant Accounting Policies (Continued)

  The weighted average number of common shares outstanding (diluted), which was used to compute diluted net income per share, was derived by adding weighted average outstanding shares ("Average shares outstanding--basic") plus assumed conversion of dilutive stock options (71,084, 85,681, and 73,525 shares for 1999, 1998 and 1997, respectively). The Company had 27,500, 31,850, and 52,450 stock options outstanding in 1999, 1998 and 1997, respectively, which could potentially dilute net income per share in future periods, but which were not included in diluted net income per share for the periods presented since the results were antidilutive. There were no adjustments to net income in the computation of diluted net income per share.

  Fair value of financial instruments: The fair values of financial instruments recorded on the balance sheet, except securities and investments, are not significantly different from the carrying amounts, based on cash flows relative to similar instruments. Information as to securities and investments is included elsewhere in Notes 1, 3 and 4. The fair value of off-balance sheet guarantees, as described in Note 3, is not determinable due to the nature of the transaction.

  Major customer: The Company has one customer that accounts for greater than 10% of its revenue, primarily consisting of carrier access charges for long distance services, billing and collecting services and directory assistance. The percent of operating revenue from this customer was 20% in 1999, 28% in 1998, and 34% in 1997. The primary segments receiving revenue from this customer were telephone and directory assistance.

  Financial statement classifications: Certain amounts in the prior year financial statements have been reclassified, with no effect on net income, to conform with classifications adopted in 1999.

Note 2. Disclosures About Segments of an Enterprise and Related Information

The Company has six primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are as follows:

  Telephone: The Company has a 100-year-old local telephone business subject to the regulations of the State Corporation Commission of Virginia. This business is the incumbent local exchange carrier (ILEC) for several areas in western Virginia. Principle products offered by this business are local service, which includes advanced calling features, network access, long distance toll and directory advertising.

  Network: In addition to the ILEC services, the Company directly or indirectly owns 500 miles of fiber optic network and provides transport services for long distance, Internet and private network services. This network is connected and marketed with Carolina's FiberNet in parts of a mid-Atlantic eight state region. Additionally, the network business, which began offering Competitive Local Exchange (CLEC) service in 1998, is certified in Virginia, West Virginia and Tennessee and provided CLEC service in four markets throughout 1999 and commenced offering CLEC services in four additional markets late in 1999.

  Internet: The Company provides Internet access services through a local presence in 48 markets in Virginia, West Virginia, Tennessee and North Carolina. Through internal growth and acquisition, the Company has six times more Internet customers at the end of 1999 versus the prior year end. The Company offers high-speed data services, such as dedicated service and DSL(Digital Subscriber Line) in an increasing number of these markets within this region.

  Wireless: The Company's wireless business carries cellular and digital phones and services, paging and voicemail and is marketed in the retail and business-to-business channels primarily within the Company's cellular territory.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Disclosures About Segments of an Enterprise and Related Information (Continued)

  Directory Assistance: The Company's directory assistance business provides third party directory assistance for customers of several communications companies and handled an average of more than 180,000 requests per day in 1999. Revenues from its largest customer, AT&T, accounted for 86%, 94% and 97% of the segments total revenues for 1999, 1998, and 1997, respectively. Directory assistance revenues are reported net of database access charges of $3.9 million, $5.0 million and $4.1 million for the three years ended December 31, 1999 because management believes this presentation more appropriately reflect the revenues for services provided by this segment.

  Wireless Cable: The cable business offers wireless video cable service and offers wireless cable high-speed Internet service in Charlottesville, Virginia.

Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes certain unallocated corporate related items, as well as results from the Company's alarm, communication services and wireline cable businesses, which are not considered separate reportable segments.

                                   Network
                                     and                     Directory  Wireless
                         Telephone  CLEC   Internet Wireless Assistance  Cable   Other   Total
                         --------- ------- -------- -------- ---------- -------- ------ --------
                                                     (in thousands)
1999
Revenues................  $31,261  $5,635   $5,611  $18,924   $12,104    $2,768  $5,632 $ 81,935
EBITDA..................   21,697   1,010     (808)   4,116     1,528       422   2,131   30,096
Depreciation &
 Amortization...........    3,753   1,311    1,237      967     1,300     2,153   1,902   12,623
Asset impairment charge
 (Note 7)...............                                                  2,713   1,238    3,951
Total Segment Assets....   45,309  24,763   16,778    9,156    14,261    20,376  12,863  143,506
Corporate Assets........                                                                  74,496
                                                                                        --------
  Total Assets..........                                                                $218,002
                                                                                        ========
1998
Revenues................  $30,548  $4,024   $1,416  $14,657   $12,950    $2,966  $4,551 $ 71,112
EBITDA..................   21,715   1,943     (338)   4,896     3,018       365   1,531   33,130
Depreciation &
 Amortization...........    3,343   1,378      259      637     1,032     2,724   1,130   10,503
Total Segment Assets....   42,521  13,033    1,048    7,581    10,942    26,018  14,542  115,685
Corporate Assets........                                                                  38,649
                                                                                        --------
  Total Assets..........                                                                $154,334
                                                                                        ========
1997
Revenues................  $28,828  $3,165   $  832  $10,321   $10,533    $3,112  $3,938 $ 60,729
EBITDA..................   19,708   2,036     (149)   4,318     1,627       285     783   28,608
Depreciation &
 Amortization...........    3,169     926      145      602       916     2,567     871    9,196
Total Segment Assets....   40,523  12,170      652    6,877    12,593    29,048  14,664  116,527
Corporate Assets........                                                                  31,216
                                                                                        --------
  Total Assets..........                                                                $147,743
                                                                                        ========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Disclosures About Segments of an Enterprise and Related Information (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 1). The Company evaluates the performance of its operating segments principally on operating revenues and earnings before income taxes, depreciation and amortization (EBITDA). Corporate functions are allocated at cost to the operating segments and all other intercompany transactions are cost based. Segment depreciation and amortization contains an allocation of depreciation and amortization from corporate assets. Corporate depreciation and amortization not allocated to the segments is indicated in the "Other" column in the proceeding table.

Note 3. Investments in Wireless Affiliates

At December 31, 1999, the Company had invested $1.1 million ($0.9 million at December 31, 1998) for a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services ("PCS") serving a 1.6 million populated area in central and western Virginia. The Company is managing network expansion and ongoing operations pursuant to a service agreement. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

At December 31, 1999, the Company had invested approximately $9.1 million ($6.0 million at December 31, 1998) for convertible preferred ownership interest in the VA Alliance which is convertible in 2001 into additional common ownership interest. If converted, the Company would have a 46% ownership interest in the VA Alliance. In December 1996, the VA Alliance also issued $12.9 million of redeemable preferred ownership interest that can be redeemed by the investor after December 31, 2001. In the event the investor elects to redeem such preferred equity after such date, the Company may elect to fund $11.4 million of such obligation in exchange for additional common ownership in the VA Alliance. In the event this redemption and funding occurs, and the Company converts its convertible preferred ownership interest, the Company would have a 65% common ownership interest in the VA Alliance.

The Company has committed to provide $14.3 million additional capital to the VA Alliance in installments of $6.5 million in 2000, $6.5 million in 2001 and $1.3 million in 2002. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the VA Alliance.

The Company has a 45% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and eastern Kentucky, southwestern Virginia and eastern Ohio. The Company is managing network expansion and ongoing operations pursuant to a service agreement. PCS operations began in Charleston and Huntington, West Virginia, in the fourth quarter of 1998 and expanded to Morgantown and the northern corridor of West Virginia in the second quarter of 1999.

The Company has committed to provide additional capital to the WV Alliance of $1.9 million in three equal annual installments beginning in January 2000. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the WV Alliance.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3. Investments in Wireless Affiliates (Continued)

Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for by the equity method, are as follows:

                             VA Alliance                 WV Alliance
                          ------------------           -----------------
                            1999      1998               1999     1998
                          --------  --------           --------  -------
                                           (in thousands)
Current assets..........  $  9,241  $  3,648           $  2,367  $   488
Noncurrent assets.......   111,601   100,668             51,130   30,644
Current liabilities.....     7,633    11,991              3,076   10,732
Noncurrent liabilities..   131,478    90,301             51,125    9,237
Redeemable preferred in-
 terest.................    15,192    14,345                --       --
                                 VA Alliance                WV Alliance
                          ---------------------------  ------------------------
                            1999      1998     1997      1999     1998    1997
                          --------  --------  -------  --------  -------  -----
                                           (in thousands)
Net sales...............  $ 12,677  $  3,200  $   119  $  3,087  $   114  $ --
Gross profit (loss).....     6,059     1,635     (197)      (77)    (107)   --
Net loss applicable to
 common owners..........   (26,139)  (24,415)  (3,952)  (13,287)  (3,103)   --
Company's share of net
 loss...................    (5,436)   (5,076)    (834)   (5,929)  (1,391)   --

The Company has entered into guarantee agreements whereby the Company is committed to provide guarantees of up to $71.0 million of the Alliances' debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At December 31, 1999, the Company has guaranteed $67.5 million of the Alliance's obligations.

In its managing member role, the Company provides certain corporate services for the Alliances, including executive, finance, accounting, information management, human resources, and other general and administrative services (collectively, "corporate services"). The Company charged the Alliances $3.3 million in 1999, $1.9 million in 1998 and $0.5 million in 1997 for these corporate services. Retained earnings of the Company at December 31, 1999 include accumulated losses of $11.6 million related to these Alliances.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4. Securities and Investments

Investments consist of the following as of December 31:

                                                           Carrying Values
                                                       ------------------------
                               Type of Ownership          1999         1998
                          ---------------------------- -----------  -----------
Available for Sale
  American Telecasting,
   Inc................... Equity Securities            $       --   $   275,362
  Illuminet Holdings,
   Inc................... Equity Securities             37,612,740    1,778,787
                                                       -----------  -----------
                                                        37,612,740    2,054,149
                                                       -----------  -----------
Equity Method
  Virginia PCS Alliance,
   L.C................... Equity and Convertible
                            Preferred Interests           (773,449)   1,404,879
  West Virginia PCS
   Alliance, L.C......... Equity Interest                 (633,003)   4,661,583
  Virginia
   Telecommunications
   Partnership........... General Partnership Interest     296,973      325,684
  Virginia Independent
   Telephone Alliance.... Limited Partnership Interest     527,595      489,628
  Other.................. Partnership Interests            564,696      518,605
                                                       -----------  -----------
                                                           (17,188)   7,400,379
                                                       -----------  -----------
Cost Method
  Multimedia Medical
   Systems, Inc.......... Equity Securities                362,221      362,221
  Listing Services
   Solutions, Inc........ Equity Securities              1,004,681    1,004,681
  Other.................. Equity Securities                147,022      159,558
                                                       -----------  -----------
                                                         1,513,924    1,526,460
                                                       -----------  -----------
                                                       $39,109,476  $10,980,988
                                                       ===========  ===========

In October 1999, Illuminet Holdings, Inc. completed an initial public offering ("IPO") and commenced being traded on the NASDAQ exchange under the symbol ILUM. The Company holds 683,000 shares of ILUM at a cost of $1.8 million with a market value of $37.6 million on December 31, 1999 ($55.00 per share). Concurrent with ILUM's NASDAQ listing, the Company reclassified the investment from the cost method category to the available for sale category. Prior to this date, the investment was accounted for under the cost method. Pursuant to the terms of the IPO, the Company is restricted from selling shares of ILUM until April 2000.

The Company sold its investment in American Telecasting, Inc. ("ATEL") in September 1999, for $6.50 per share, recognizing a $7.6 million gain. At December 31, 1998, the Company owned 1.2 million shares of ATEL which had a carrying value of $0.20 per share, net of total impairment losses of $3.8 million recorded in 1998 and 1997.

Changes in the unrealized gain (loss) on available for sale securities during the years ended December 31, 1999 and 1998, reported as a separate component of shareholders' equity are as follows:

                                                           1999         1998
                                                       ------------  ----------
Unrealized gain, beginning balance...................  $        --   $      --
Unrealized holding gains during the year.............    35,868,877         --
                                                       ------------  ----------
Unrealized gain, ending balance......................    35,868,877         --
Deferred tax effect related to net unrealized holding
 gains...............................................   (14,013,330)        --
                                                       ------------  ----------
Unrealized gain included in shareholders' equity.....  $ 21,855,547  $      --
                                                       ============  ==========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Long-Term Debt and Lines of Credit

Long-term debt and lines of credit consist of the following as of December 31:

                                                          1999        1998
                                                       ----------- -----------
7.26% Unsecured senior notes due in annual
 installments from 2000 to 2007....................... $12,727,272 $16,363,636
6.25% Notes payable secured by certain PCS radio
 spectrum licenses due from 2000 to 2006..............   1,427,180   1,500,760
Borrowings under lines of credit......................  23,530,331   1,909,866
                                                       ----------- -----------
                                                       $37,684,783 $19,774,262
                                                       =========== ===========

Using proceeds from borrowings under the Company's lines of credit, the Company paid $3.2 million of principal on the unsecured senior notes in January 2000 and, in February 2000, paid $9.5 million to the senior note holders in full redemption of the senior notes. In connection with this redemption, the Company increased its committed lines of credit from $45 million to $60 million. The Company has classified borrowings under its notes payable and lines of credit as long-term, since the Company has the ability and the intent to refinance these borrowings with existing lines of credit that have a maturity of beyond one year. The blended interest rates on the borrowings under lines of credit as of December 31, 1999, 1998 and 1997 were 6.2%, 5.2% and 5.9%, respectively.

Interest expense was $1.1 million, $0.7 million and $0.9 million for 1999, 1998 and 1997, respectively. Maturities of long-term debt for each of the next five years are 2000--$34.8 million; 2001--$1.7 million; 2002--$0.2 million;
2003--$0.2 million; and 2004--$0.2 million.

Note 6. Acquisitions

In August 1999, the Company acquired, for cash, all of the outstanding stock of NetAccess, Inc. ("NAXS"), an Internet Service Provider ("ISP"), for an initial payment of approximately $6.0 million. In addition, a contingent purchase payment will be made based on achievement of future performance levels during calendar year 2000. At this time, the contingent payment can not be reasonably estimated. The contingent payment, if applicable, will be made during the first quarter of 2001. NAXS, now a wholly-owned operating subsidiary of the Company, is engaged in the business of providing dial-up and dedicated Internet access, high-speed access through DSL and ISDN technology. This acquisition increased the Company's core Internet customers by approximately 13,500 subscribers on the date of acquisition. NAXS also operates a Competitive Local Exchange Carrier ("CLEC") telephone company through its wholly-owned subsidiary, NA Communications, Inc. The excess of the total acquisition cost over the fair value of the net assets acquired of approximately $6.0 million is being amortized over 10 years by the straight-line method. This acquisition has been accounted for as a purchase and results of operations since the date of acquisition are included in the 1999 consolidated financial statements.

In October 1999, CFW Cornerstone, Inc. ("CFW Cornerstone"), a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Cornerstone Networks, Inc. ("Cstone"), an ISP, for an initial payment of approximately $4.5 million in cash. In addition, contingent purchase payments will be made based on achievement of future performance levels during calendar year 2000. At this time the contingent payment cannot be reasonably estimated. All contingent payments, if applicable, will be made during the first quarter of 2001. CFW Cornerstone provides dial-up and dedicated Internet access, high-speed access through DSL and ISDN technology. This acquisition increased the Company's Internet customers by approximately 9,000 subscribers on the date of acquisition.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6. Acquisitions (Continued)

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements as of the date of acquisition, and the assets and liabilities were recorded based upon their fair values at the date of acquisition. The excess of the total acquisition cost over the fair value of the net tangible assets and other identifiable intangible assets acquired of approximately $3.8 million is being amortized over 10 years by the straight-line method. The acquisition also included various non-compete agreements, which are being amortized over the life of each respective agreement.

The following table represents the Company's unaudited proforma results for 1999 and 1998 assuming the acquisitions occurred on January 1, 1998 (in thousand, except for per share data):

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
Operating Revenues............................................. $79,774 $69,812
Net Income.....................................................   5,308   6,449
Net Income per common share--diluted........................... $  0.40 $  0.49

These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually occurred had the acquisitions been made on or before January 1, 1998, nor are they an indication of future performance.

In addition, the Company has acquired the assets of several other ISP's for a total of $1.9 million. The transactions were accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based on upon their fair values at the date of acquisition. The total acquisition cost over the fair value of the net identifiable tangible and intangible assets acquired of $1.0 million is being amortized over 10 years by the straight-line method. These acquisitions increased the Company's core customer base by approximately 6,600 subscribers.

Note 7. Asset Impairment and dispositions

As a result of the Company's conversion to a single billing platform capable of billing wireline and wireless services, the Company recognized a $1.2 million ($0.8 million after-tax) write-off of software associated with the prior billing system during the fourth quarter of 1999.

In September 1999, the Company recognized an asset impairment charge of $2.7 million ($1.7 million after-tax) relating to certain wireless analog cable equipment. The Company provides wireless analog cable services over MMDS spectrum. Acquisitions of MMDS spectrum by Sprint Corp. and MCI WorldCom are expected to accelerate development of digital equipment for high-speed digital data, and possibly voice, applications. As a result of these actions, an analysis of cash flows in each market and an assessment of the alternative uses for this spectrum, the Company determined that the carrying value of certain wireless analog cable equipment was impaired and recognized the asset write-down. The wireless analog cable equipment, which was deemed to be impaired in value, was written-down to its estimated net realizable value of $0.2 million based on the Company's assessment of fair value of similarly used equipment.

The Company recognized a $1.0 million and $2.8 million impairment loss for the years ended December 31, 1998 and 1997, respectively, on its investment in ATEL, which resulted in a carrying value in the investment of $0.3 million at December 31, 1998. In 1999, the Company received cash proceeds of $7.9 million and recognized a gain of $7.6 million due to the purchase of American Telecasting, Inc. by Sprint Corp.

In July 1999, the Company sold its Richmond tower for $1.6 million, recognizing a gain of $0.7 million.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8. Income Taxes

The components of income tax expense are as follows for the years ended December 31:

                                                1999        1998        1997
                                             ----------  ----------  ----------
Current tax expense:
  Federal tax expense (benefit)............. $ (809,101) $  690,507  $6,165,040
  State tax expense (benefit)...............     (6,379)    (53,193)  1,127,791
                                             ----------  ----------  ----------
                                               (815,480)    637,314   7,292,831
Deferred tax expense:
  Federal deferred tax expense..............  3,306,693   4,500,178      95,070
  State deferred tax expense................    376,491     501,448      10,594
                                             ----------  ----------  ----------
                                              3,683,184   5,001,626     105,664
                                             ----------  ----------  ----------
                                             $2,867,704  $5,638,940  $7,398,495
                                             ==========  ==========  ==========

Total income tax expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes. The reasons for the differences are as follows for the years ended December 31:

                                               1999        1998       1997
                                            ----------  ---------- ----------
Computed tax at statutory rate............. $3,182,523  $4,851,302 $6,766,799
Tax credits, net of basis adjustment.......   (492,687)        --         --
Excess charitable contribution benefit.....   (734,657)        --         --
State income taxes, net of federal income
 tax benefit...............................    244,274     295,848    751,334
Nondeductible amortization.................    215,560     132,940    132,940
Other, net.................................    452,691     358,850   (252,578)
                                            ----------  ---------- ----------
                                            $2,867,704  $5,638,940 $7,398,495
                                            ==========  ========== ==========

Net deferred income tax assets and liabilities consist of the following components at December 31:

                                                            1999        1998
                                                         ----------- -----------
Deferred income tax assets:
  Retirement benefits other than pension................ $ 3,497,202 $ 3,334,042
  Net operating loss of acquired companies..............   1,277,704   1,074,000
  Net operating loss....................................   3,393,237   1,051,538
  Alternative minimum tax credit carryforwards..........     627,367     627,367
  Accrued expenses......................................     848,368     268,577
  Federal and state tax credits.........................     672,411         --
  Other.................................................   1,274,461     447,183
                                                         ----------- -----------
                                                          11,590,750   6,802,707
Deferred income tax liabilities:
  PCS investments, net..................................  12,981,599   6,041,723
  Property and equipment................................  16,007,662  15,004,856
  Unrealized gain on securities available for sale......  14,013,330         --
  Other.................................................     192,903         --
                                                         ----------- -----------
                                                          43,195,494  21,046,579
                                                         ----------- -----------
  Net deferred income tax liabilities................... $31,604,744 $14,243,872
                                                         =========== ===========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8. Income Taxes (Continued)

In connection with the acquisition of NAXS (Note 6), the Company recorded approximately $0.3 million of deferred tax assets at the date of acquisition. The Company had alternative minimum tax ("AMT") credit carryforwards of $0.6 million, which have been reflected as a reduction of deferred taxes. AMT credits may generally be carried forward indefinitely and used in future years to the extent the Company's regular tax liability exceeds the AMT liability for such future years. For tax purposes, the Company had available net operating loss ("NOL") carryforwards for regular income tax purposes of approximately $2.8 million at December 31, 1998. This loss has been carried back to 1996 and the related benefit has been recorded in current income taxes receivable. The Company is anticipating that the 1999 NOL will be approximately $8.4 million, which will expire in 2019. The Company also had federal and state investment tax credit carryforwards for tax purposes of approximately $0.7 million, which expire during 2019.

Note 9. Shareholder Rights Plan

In February 2000, the Company adopted a new ten-year shareholder rights plan that provides a right to common shareholders to acquire a unit of preferred stock of the Company at a purchase price of $162. The new rights plan replaces the Company's prior plan which was adopted in 1990 and expired in February 2000. The right is exercisable only upon the occurrence of certain events. If a third party acquires 15% or more of the Company's common stock, without prior approval of the Board of Directors, other shareholders are entitled to receive, upon exercise of the right and payment of the purchase price, common stock or preferred stock at the option of the Company having a value equal to twice the amount of the purchase price.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Pension Plans and Other Postretirement Benefits

The Company sponsors several qualified and nonqualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 1999, and a statement of the funded status as of December 31 of each year:

                            Defined Benefit Pension    Other Postretirement
                                     Plan                  Benefit Plan
                            ------------------------  ------------------------
                               1999         1998         1999         1998
                            -----------  -----------  -----------  -----------
Change in benefit
 obligations:
  Benefit obligations,
   beginning............... $19,373,662  $16,655,591  $ 8,417,072  $ 7,134,616
  Service cost.............     783,742      617,099      211,526      202,347
  Interest cost............   1,323,014    1,212,044      578,690      525,784
  Amendment................     131,532          --           --           --
  Actuarial (gain) loss....  (1,363,569)   1,767,159     (745,891)     671,957
  Benefits paid............  (1,105,135)    (878,231)    (259,875)    (117,632)
                            -----------  -----------  -----------  -----------
    Benefit obligations,
     ending................ $19,143,246  $19,373,662  $ 8,201,522  $ 8,417,072
                            ===========  ===========  ===========  ===========
Change in plan assets:
  Fair value of plan
   assets, beginning....... $19,118,948  $17,791,099  $       --   $       --
  Actual return on plan
   assets..................   2,744,040    2,206,080          --           --
  Employer contribution....         --           --       259,875      117,632
  Benefits paid............  (1,105,135)    (878,231)    (259,875)    (117,632)
                            -----------  -----------  -----------  -----------
    Fair value plan assets,
     ending................ $20,757,853  $19,118,948  $       --   $       --
                            ===========  ===========  ===========  ===========
Funded status:
  Funded status,
   beginning............... $ 1,614,607  $  (254,714) $(8,201,522) $(8,417,072)
  Unrecognized net
   actuarial gain..........  (3,088,692)    (861,171)    (915,930)    (170,039)
  Unrecognized prior
   service cost............     632,327      533,334          --           --
  Unrecognized transition
   obligations.............      31,560       47,341          --           --
                            -----------  -----------  -----------  -----------
    Accrued benefit cost... $  (810,198) $  (535,210) $(9,117,452) $(8,587,111)
                            ===========  ===========  ===========  ===========

The Company's matching contributions to the defined contribution plan were $0.5 million, $0.4 million, and $0.3 million for the years ended December 31, 1999, 1998, and 1997, respectively.

The accumulated benefit obligation of the Company's nonqualified pension plan was approximately $0.9 million, $0.7 million and $0.4 million at December 31, 1999, 1998 and 1997, respectively, and has been classified with retirement benefits other than pensions. All of the Company's plans for post retirement benefits other than pensions and the nonqualified pension plan have no plan assets.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Pension Plans and Other Postretirement Benefits (Continued)

The following table provides the components of net periodic benefit cost for the plans:

                                                                   Other Post Employment
                                Defined Benefit Pension                 Benefit Plan
                          -------------------------------------  ---------------------------
                             1999         1998         1997        1999     1998      1997
                          -----------  -----------  -----------  -------- --------  --------
Service cost............  $   783,742  $   617,099  $   486,925  $211,526 $202,347  $177,187
Interest cost...........    1,323,014    1,212,044    1,175,197   578,690  525,784   503,626
Expected return on plan
 assets.................   (1,864,548)  (1,729,609)  (1,579,686)      --       --        --
Amortization of
 transition
 obligations............       15,781       15,781       15,781       --       --        --
Amortization of prior
 service cost...........       32,539       32,539       45,005       --       --        --
Recognized net actuarial
 gain...................          --       (26,625)     (15,352)      --    (9,382)  (12,656)
                          -----------  -----------  -----------  -------- --------  --------
  Net periodic benefit
   cost.................  $   290,528  $   121,229  $   127,870  $790,216 $718,749  $668,157
                          ===========  ===========  ===========  ======== ========  ========

The prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

The Company has multiple nonpension postretirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually; the life insurance plans are also contributory. Eligibility for the life insurance plan has been restricted to active pension participants age 50-64 as of January 5, 1994. The accounting for the plans anticipates that the Company will maintain a consistent level of cost sharing for the benefits with the retirees.

The assumptions used in the measurements of the Company's benefit obligations are shown in the following table:

                                                                 Other Post
                                           Defined Benefit       Employment
                                            Pension Plan        Benefit Plan
                                          -------------------  ----------------
                                           Assumptions as of December 31,
                                          -------------------------------------
                                          1999   1998   1997   1999  1998  1997
                                          -----  -----  -----  ----  ----  ----
Discount rate............................  7.50%  7.00%  7.50% 7.50% 7.00% 7.50%
Expected return on plan assets........... 10.00% 10.00% 10.00%  --    --    --
Rate of compensation increase............  4.75%  4.75%  4.75%  --    --    --

For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually each year to a rate of 6.00% for 2006 and to remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The effect of a 1% change on the total of service and interest cost components of net periodic postretirement health care benefit cost would be $0.1 million for a 1% increase and $0.1 million for a 1% decrease. Additionally, the effect of a 1% change on the health care component of the accumulated postretirement benefit obligations would be $1.2 million for a 1% increase and $1.0 million for a 1% decrease.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11. Stock Plans

The Company's 1997 Stock Compensation Plan ("Option Plan") provides for the grant of stock options, stock appreciation rights ("SARS"), stock awards and performance shares to officers and certain key management employees. A maximum of 950,000 shares of common stock may be issued under the Option Plan by means of the exercise of options or SARS, the grant of stock awards and/or the settlement of performance shares. The Company's Non-Employee Director's Stock Option Plan ("Director's Plan") provides a non-employee director the opportunity to receive stock options in lieu of a retainer fee. A maximum of 25,000 shares of common stock may be issued upon the exercise of options granted under the Director's Plan. Stock options must be granted under the Plans at not less than 100% of fair market value at the date of grant and have a maximum life of ten years from the date of grant. Options and other awards under the Plans may be exercised in compliance with such requirements as determined by a committee of the Board of Directors.

A summary of the status of the Stock Option Plans at December 31, 1999, 1998 and 1997 and changes during the years ended on those dates are as follows:

                                1999               1998               1997
                          ------------------ ------------------ ------------------
                                   Weighted-          Weighted-          Weighted-
                                    Average            Average            Average
                                   Exercise           Exercise           Exercise
        Options           Shares     Price   Shares     Price   Shares     Price
        -------           -------  --------- -------  --------- -------  ---------
Outstanding at beginning
 of year................  468,679   $19.13   409,210   $17.10   325,022   $15.90
Granted.................  170,407    22.58   115,740    23.02   109,373    20.68
Exercised...............  (62,015)   14.22   (45,971)   10.25    (8,915)   10.33
Forfeited...............  (54,170)   21.54   (10,300)   21.62   (16,270)   20.90
                          -------   ------   -------   ------   -------   ------
Outstanding at end of
 year...................  522,901   $20.59   468,679   $19.13   409,210   $17.10
                          -------   ------   -------   ------   -------   ------
Exercisable at end of
 year...................  230,291   $18.90   225,631   $17.12   212,545   $14.89
                          -------   ------   -------   ------   -------   ------
Weighted average fair
 value per option of
 options granted during
 the year...............            $ 6.53             $ 6.91             $ 6.15
                                    ======             ======             ======

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                    Options
                                      Options Outstanding         Exercisable
                                 ----------------------------- -----------------
                                          Weighted-
                                           Average   Weighted-         Weighted-
                                 Number   Remaining   Average  Number   Average
                                   of    Contractual Exercise    of    Exercise
Range of Exercise Prices         Shares     Life       Price   Shares    Price
------------------------         ------- ----------- --------- ------- ---------
 $10.00--12.75..................  38,600    1 year    $11.33    38,600  $11.33
 $16.25--19.38.................. 117,856   6 years    $17.75    84,296  $17.81
 $20.88--25.75.................. 366,445   8 years    $22.48   107,395  $22.48

Grants of options under the Plans are accounted for following Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. The Company has elected to apply the disclosure-only provisions of FASB Statement No. 123. However, had compensation cost been recorded based on the fair value of awards at the grant date, the pro forma impact on the Company's net income and net income per common share--diluted would have been $0.8 million ($0.06 per share) in 1999, $0.4 million ($0.03 per share) in 1998 and $0.2 million ($0.02 per share) in 1997. The pro forma effects of applying FASB Statement No. 123 are not indicative of future amounts since, among other reasons, the requirements of the Statement have been applied only to options granted after December 31, 1994.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11. Stock Plans (Continued)

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend rate of 2.0% to 2.1% for 1999, 1.7% to 2.0% for 1998, and 1.9% to 2.3% for 1997; risk-
free interest rates of 4.8% to 6.4% for 1999, 5.0% to 5.7% for 1998, and 5.9% to 6.3% for 1997; expected lives of 6 years for 1999, 1998 and 1997; and price volatility of 25.8% to 26.3% for 1999, 26.0% to 26.3% for 1998, and 23.1% to
24.6% for 1997.

The Company also has a plan whereby employees can use up to 10% of their gross wages to purchase the Company's common stock at a price 10% less than the market price on the purchase date.

Note 12. Supplementary Disclosures Of Cash Flow Information

The following information is presented as supplementary disclosures for the Consolidated Statements of Cash Flows:

                                                  1999       1998       1997
                                               ---------- ---------- ----------
Cash payments for:
  Interest, net of capitalized interest of
   $637,431 in 1999, $785,854 in 1998, and
   $762,643 in 1997........................... $2,335,839 $  925,609 $1,067,098
                                               ========== ========== ==========
  Income taxes................................ $  495,871 $1,453,080 $6,551,222
                                               ========== ========== ==========

In 1997, the Company contributed two PCS radio spectrum licenses valued at $4.5 million to the WV Alliance in exchange for equity ownership (Note 3). In 1997, the Company acquired through the FCC auction certain PCS radio spectrum licenses for approximately $1.6 million of notes payable.

Note 13. Lease Commitments

The Company has several operating leases for administrative office space, retail space, tower space, channel rights, and equipment. The leases for retail and tower space have initial lease periods of three to thirty years. These leases are associated with the operation of a cellular business in Virginia Rural Service Area 6 in which the Company is the general partner. The leases for channel rights relate to the Company's wireless cable operations and have initial terms of three to ten years. The equipment leases have an initial term of three years. Rental expense for operating leases was $1.7 million, $2.0 million and $1.4 million in 1999, 1998, and 1997, respectively. The total amount committed under these lease agreements is: $1.6 million in 2000, $0.9 million in 2001, $0.9 million in 2002, $0.7 million in 2003, $0.7 million in 2004 and $4.3 million for the years thereafter.

The Company has commitments for capital expenditures of approximately $5 million as of December 31, 1999, all of which are expected to be incurred in fiscal 2000.

Note 14. Wireless Revenues and Cost of Sales

In prior periods, the Company reported wireless revenues net of cost of sales, primarily handsets. On June 1, 2000, the Company retroactively revised its reporting so as to no longer net the cost of sales for handsets and to present these amounts as a separate component of operating expenses. Operating revenues for wireless communications were increased by an identical amount. This revision was made because, in the opinion of management, it more appropriately reflects the revenues and costs of its wireless operations in accordance with industry practice.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15. Subsequent Events

  On June 16, 2000, the Company's Board of Directors approved an agreement and plan of merger with R&B Communications Inc. Under the terms of that agreement, the Company will issue approximately 3.7 million shares of its common stock in exchange for 100% of R&B's outstanding common stock. This transaction is subject to regulatory and shareholder approval and will be accounted for using the purchase method of accounting.

  R&B has a 21% common ownership interest, along with convertible preferred ownership interest, in the VA Alliance and a 34% common ownership interest in the WV Alliance. The Company has a 21% common ownership interest, along with convertible preferred ownership interest in the VA Alliance, and a 45% common ownership interest in the WV Alliance (See Note 3). As a result of the merger with R&B and other planned increases in common ownership through redemption and conversion of preferred interests, consolidation of the VA Alliance and the WV Alliance will be required concurrent with the closing of the merger.

On May 17, 2000, the Board of Directors approved the acquisition of PrimeCo Personal Communications, L.P., Richmond Major Trading Area (Richmond-Norfolk
PCS) for cash of $407.3 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of our analog wireless operation, with a combined value of approximately $78.5 million. This acquisition is subject to regulatory approval and will be accounted for using the purchase method of accounting.

The Company plans to obtain financing through issuance of unsecured Senior Notes for $375 million, a Senior Secured Credit Facility of up to $325 million and various preferred stock offerings of $225 million. The Company plans to use the proceeds of the financing vehicles to fund the acquisition of Richmond-Norfolk PCS, to repay its existing indebtedness and that of the Alliances, and for future expansion.

Pursuant to a stock purchase agreement, dated May 17, 2000 with telegate AG, a public company in Germany, the Company will sell the capital stock of CFW Information Services, Inc., through which directory assistance operations are conducted. In exchange, the Company will receive $32.0 million in cash and $3.5 million in stock of telegate. This disposition is subject to regulatory approval.

Note 16. Unaudited Quarterly Financial Data

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                             Three Months Ended
                                  -------------------------------------------
(In thousands, except per share   March 31  June 30  September 30 December 31
amounts)                          --------  -------  ------------ -----------
1999
Operating revenues (a)            $18,769   $19,628    $21,389      $22,149
Operating income (b)                4,693     4,917      1,737        2,175
Gain on sale of investments and
 tower asset                          --        --       8,318          --
Equity loss from PCS investees     (2,331)   (2,938)    (2,702)      (3,395)
Net income (loss)                   1,340     1,295      4,378         (520)
Net income (loss) per share -
 basic                              0.103     0.099      0.335       (0.040)
Net income (loss) per share -
 dilutive                           0.102     0.099      0.334       (0.040)
-----------------------------------------------------------------------------
1998
Operating revenues(a)             $17,258   $17,500    $18,263      $18,091
Operating income                    5,547     5,712      5,758        5,609
Loss on write-down of investment     (270)      --        (353)        (387)
Equity loss from PCS investees       (896)   (1,346)    (1,547)      (2,678)
Net income                          2,450     2,468      2,174        1,416
Net income per share - basic        0.189     0.190      0.167        0.108
Net income per share - dilutive     0.187     0.188      0.166        0.109
-----------------------------------------------------------------------------

(a) Operating revenues have been increased as follows as compared to the amounts reported in the Quarterly Reports to Shareholders and on Forms 10-Q as a result of revising its reporting so as to no longer report wireless revenues net of cost of sales (See Note 14).

                 Three Months Ended
      -----------------------------------------
      March 31 June 30 September 30 December 31
      -------- ------- ------------ -----------
1999   1,751    1,739     2,023        2,630
1998   1,023      949     1,107        1,347

(b) An asset impairment charge of $2.7 million relating to the Company's wireless analog cable equipment was charged to operating income in the third quarter of 1999. Additionally, concurrent with the completion of the conversion to a single billing platform, the Company charged a $1.2 million write-off of software associated with its prior wireless billing system against operating income during the fourth quarter of 1999.

                           CFW COMMUNICATIONS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,   December 31,
                                                          2000         1999
                                                      ------------ ------------
                                                      (Unaudited)
                       ASSETS
Current Assets
  Cash and cash equivalents.......................... $    311,294 $    198,540
  Accounts receivable, net of allowance of $1.3
   million ($1.1 million in 1999)....................   14,091,119   13,822,010
  Receivable from affiliates.........................    5,840,873    3,824,585
  Materials and supplies.............................      959,837      955,381
  Prepaid expenses and other.........................      882,282      572,339
  Income tax receivable..............................          --     2,002,572
                                                      ------------ ------------
                                                        22,085,405   21,375,427
                                                      ------------ ------------
Securities and Investments...........................   36,948,610   39,109,476
                                                      ------------ ------------
Property and Equipment
  Land and building..................................   23,821,944   23,526,095
  Network plant and equipment........................  112,987,324  108,449,567
  Furniture, fixtures and other equipment............   29,861,999   28,170,261
  Radio spectrum licenses............................   15,478,079   15,478,079
                                                      ------------ ------------
    Total in service.................................  182,149,346  175,624,002
  Under construction.................................    8,910,487    9,535,642
                                                      ------------ ------------
                                                       191,059,833  185,159,644
  Less accumulated depreciation......................   61,912,222   59,278,974
                                                      ------------ ------------
                                                       129,147,611  125,880,670
                                                      ------------ ------------
Other Assets
  Cost in excess of net assets of business acquired,
   less accumulated amortization of $2.9 million
   ($2.4 million in 1999)............................   23,955,931   23,411,894
  Deferred charges...................................      606,233      359,294
  Radio spectrum licenses and license deposits.......    7,864,963    7,864,836
                                                      ------------ ------------
                                                        32,427,127   31,636,024
                                                      ------------ ------------
                                                      $220,608,753 $218,001,597
                                                      ============ ============


           See Notes to Condensed Consolidated Financial Statements.

                           CFW COMMUNICATIONS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,   December 31,
                                                          2000         1999
                                                      ------------ ------------
                                                      (Unaudited)
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable................................... $  8,600,580 $  9,809,268
  Customers' deposits................................      502,691      448,995
  Advance billings...................................    2,827,413    2,677,044
  Accrued payroll....................................      890,051    1,156,120
  Accrued interest...................................       68,565      280,151
  Other accrued liabilities..........................    4,073,400    2,888,530
  Accrued income taxes payable.......................    1,308,389          --
  Deferred revenue...................................    1,624,197    1,835,694
                                                      ------------ ------------
                                                        19,895,286   19,095,802
                                                      ------------ ------------
Long-Term Debt.......................................   44,361,556   37,684,783
                                                      ------------ ------------
Long-Term Liabilities
  Deferred income taxes..............................   27,684,291   31,604,744
  Retirement benefits................................   11,155,246   10,854,052
  Other..............................................    2,961,360      797,175
                                                      ------------ ------------
                                                        41,800,897   43,255,971
                                                      ------------ ------------
Minority Interests...................................    1,846,800    1,781,241
                                                      ------------ ------------
Commitments
Shareholders' Equity
  Preferred stock, no par............................          --           --
  Common stock, no par...............................   44,325,492   43,943,136
  Retained earnings..................................   48,932,293   50,385,117
  Unrealized gain on securities available for sale,
   net...............................................   19,446,429   21,855,547
                                                      ------------ ------------
                                                       112,704,214  116,183,800
                                                      ------------ ------------
                                                      $220,608,753 $218,001,597
                                                      ============ ============

           See Notes to Condensed Consolidated Financial Statements.

                           CFW COMMUNICATIONS COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   Three Months Ended March 31, 2000 and 1999

                                                          2000         1999
                                                       -----------  -----------
                                                             (Unaudited)
Operating Revenues
  Wireline communications............................. $13,875,111  $ 9,802,114
  Wireless communications.............................   5,879,357    5,049,072
  Directory assistance................................   3,332,289    2,873,508
  Other communications services.......................     855,890    1,044,065
                                                       -----------  -----------
                                                        23,942,647   18,768,759
                                                       -----------  -----------
Operating Expenses
  Cost of sales.......................................   2,366,776    1,751,132
  Maintenance and support.............................   5,877,059    3,296,103
  Depreciation and amortization.......................   3,705,681    2,810,792
  Customer operations.................................   5,361,216    4,567,246
  Corporate operations................................   2,358,927    1,650,033
                                                       -----------  -----------
                                                        19,669,659   14,075,306
                                                       -----------  -----------
Operating Income......................................   4,272,988    4,693,453
Other Income (Expenses)
  Other expenses, principally interest................    (481,810)    (212,462)
  Equity loss from PCS investees
    VA PCS Alliance...................................  (1,523,498)  (1,358,824)
    WV PCS Alliance...................................  (2,144,016)    (972,350)
  Equity income from other wireless investees.........      42,000       53,007
                                                       -----------  -----------
                                                           165,664    2,202,824
Income Taxes..........................................      44,132      774,083
                                                       -----------  -----------
                                                           121,532    1,428,741
Minority Interests....................................     (73,122)     (89,015)
                                                       -----------  -----------
Net Income............................................ $    48,410  $ 1,339,726
                                                       ===========  ===========
Net income per common share--basic.................... $     0.004  $     0.103
Net income per common share--diluted.................. $     0.004  $     0.102
Average shares outstanding--basic.....................  13,066,950   13,021,737
Average shares outstanding--diluted...................  13,295,947   13,087,864
Cash dividends per share.............................. $   0.11475  $   0.11475

           See Notes to Condensed Consolidated Financial Statements.

                           CFW COMMUNICATIONS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2000 and 1999

                                                        2000          1999
                                                    ------------  ------------
                                                           (Unaudited)
Cash Flows From Operating Activities
  Net income....................................... $     48,410  $  1,339,726
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation...................................    3,244,512     2,654,018
    Amortization...................................      461,169       156,774
    Deferred taxes.................................   (2,386,662)      603,652
    Retirement benefits............................      301,194       314,610
    Equity loss from PCS Alliances.................    3,667,514     2,331,174
    Minority interests, net of distributions.......       65,559       (18,246)
    Other..........................................     (798,122)      (62,461)
  Changes in assets and liabilities from
   operations:
    Increase in accounts receivable................     (199,821)   (1,061,507)
    Increase in materials and supplies.............       (4,456)     (224,164)
    Increase in other current assets...............     (309,943)     (116,840)
    Changes in income taxes........................    3,310,961       170,232
    Increase (decrease) in accounts payable........   (1,458,643)      828,678
    Decrease in other accrued liabilities..........     (434,180)     (718,347)
    Increase in other current liabilities..........      204,065        62,501
                                                    ------------  ------------
Net cash provided by operating activities..........    5,711,557     6,259,800
                                                    ------------  ------------
Cash Flows From Investing Activities
  Purchases of property and equipment..............   (7,687,545)   (9,633,002)
  Purchase of PCS licenses.........................          --        (54,441)
  Investments in PCS alliances.....................   (3,892,138)   (3,892,138)
  Repayments from (advances to) PCS Alliances......   (2,016,288)    2,377,280
  Proceeds from sale of towers.....................    3,200,000           --
  Acquisition of Internet company and subscribers..     (747,314)     (905,447)
  Deposit on radio spectrum licenses, net..........     (100,000)   (1,601,615)
  Maturities and distributions from other
   investments.....................................       86,587        50,556
                                                    ------------  ------------
Net cash used in investing activities..............  (11,156,698)  (13,658,807)
                                                    ------------  ------------
Cash Flows From Financing Activities
  Cash dividends...................................   (1,501,234)   (1,495,905)
  Payments on senior notes.........................  (12,727,272)   (3,636,364)
  Additional borrowing on lines of credit, net.....   19,404,045    12,455,516
  Net proceeds from exercise of stock options......      382,356        75,022
                                                    ------------  ------------
Net cash provided by financing activities..........    5,557,895     7,398,269
                                                    ------------  ------------
Increase (decrease) in cash and cash equivalents...      112,754          (738)
Cash and Cash Equivalents:
  Beginning........................................      198,540        42,890
                                                    ------------  ------------
  Ending........................................... $    311,294  $     42,152
                                                    ============  ============

           See Notes to Condensed Consolidated Financial Statements.

                           CFW COMMUNICATIONS COMPANY

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                               Accumulated
                               Common Stock                       Other         Total
                          ----------------------  Retained    Comprehensive Shareholders'
                            Shares     Amount     Earnings       Income        Equity
                          ---------- ----------- -----------  ------------- -------------
Balance, January 1,
 1999...................  13,016,988 $43,527,636 $49,882,849   $       --   $ 93,410,485
Comprehensive income:
  Net Income............                           1,339,726
  Unrealized gain on
   securities available
   for sale, net of $1.0
   million of deferred
   tax obligation.......                                         1,580,294
  Comprehensive income..                                                       2,920,020
Cash dividends..........                          (1,495,905)                 (1,495,905)
Stock options exercised,
 net....................      19,428      75,022                                  75,022
                          ---------- ----------- -----------   -----------  ------------
Balance, March 31,
 1999...................  13,036,416  43,602,658  49,726,670     1,580,294    94,909,622
Comprehensive income:
  Net Income............                           1,295,108
  Unrealized gain on
   securities available
   for sale, net of $1.7
   million of deferred
   tax obligation.......                                         2,719,995
  Comprehensive income..                                                       4,015,103
Cash dividends..........                          (1,498,100)                 (1,498,100)
Stock options exercised,
 net....................       5,663      76,737                                  76,737
                          ---------- ----------- -----------   -----------  ------------
Balance, June 30, 1999..  13,042,079  43,679,395  49,523,678     4,300,289    97,503,362
Comprehensive income:
  Net Income............                           4,377,425
  Reversal of unrealized
   gain on securities
   sold, net of $2.6
   million of deferred
   tax obligation.......                                        (4,300,289)
  Comprehensive income..                                                          77,136
Cash dividends..........                          (1,498,024)                 (1,498,024)
Stock options exercised,
 net....................      11,000     210,875                                 210,875
                          ---------- ----------- -----------   -----------  ------------
Balance, September 30,
 1999...................  13,053,079  43,890,270  52,403,079           --     96,293,349
Comprehensive income:
  Net Income............                            (519,601)
  Unrealized gain on
   securities available
   for sale, net of
   $14.0 million of
   deferred tax
   obligation...........                                        21,855,547
  Comprehensive income..                                                      21,335,946
Cash dividends..........                          (1,498,361)                 (1,498,361)
Stock options exercised,
 net....................       7,307      52,866                                  52,866
                          ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1999...................  13,060,386  43,943,136  50,385,117    21,855,547   116,183,800
Comprehensive income:
  Net Income............                              48,410
  Unrealized loss on
   securities available
   for sale, net of $1.0
   million deferred tax
   benefit..............                                        (2,409,118)
  Comprehensive income..                                                      (2,360,708)
Cash dividends..........                          (1,501,234)                 (1,501,234)
Stock options exercised,
 net....................      34,043     382,356                                 382,356
                          ---------- ----------- -----------   -----------  ------------
Balance, March 31,
 2000...................  13,094,429 $44,325,492 $48,932,293   $19,446,429  $112,704,214
                          ========== =========== ===========   ===========  ============

           See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) In the opinion of the Company, the accompanying condensed consolidated financial statements which are unaudited, except for the condensed consolidated balance sheet dated December 31, 1999, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2000 and December 31, 1999 and the results of operations for the three months ended March 31, 2000 and 1999 and cash flows for the three months ended March 31, 2000 and 1999. The results of operations for the three months ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

  Certain amounts on the prior year financial statements have been reclassified, with no effect on net income, to conform with classifications adopted in 2000.

(2) The Company has six primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are described in more detail in Note 2 of the Company's 1999 Annual Report to Shareholders. Summarized financial information concerning the Company's reportable segments is shown in the following table.

                                   Network &                    Directory
                         Telephone   CLEC    Internet  Wireless Assistance  Cable   Other   Total
                         --------- --------- --------  -------- ---------- ------- ------- --------
                                                      (in thousands)
As of and for the three
 months ended March 31,
 2000
Revenues................  $ 7,969   $ 2,034  $ 3,473    $5,240   $ 3,332   $   640 $ 1,255 $ 23,943
EBITDA..................    5,493       (69)     101     1,056       760       139     498    7,978
Depreciation &
 amortization...........    1,025       446      728       319       363       343     482    3,706
Total segment assets....   46,276    26,912   18,864     8,711    13,720    19,861  12,477  146,821
Corporate assets........                                                                     73,788
                                                                                           --------
Total Assets............                                                                   $220,609
                                                                                           ========
As of and for the three
 months ended March 31,
 1999
Revenues................  $ 7,701   $ 1,202  $   502    $4,321   $ 2,874   $   728 $ 1,441 $ 18,769
EBITDA..................    5,399       313     (264)    1,041       325       139     551    7,504
Depreciation &
 amortization...........      901       267       87       210       280       644     422    2,811
Total segment assets....   42,953    15,646    2,329     8,290    13,848    25,426  13,786  122,278
Corporate assets........                                                                     45,160
                                                                                           --------
Total Assets............                                                                   $167,438
                                                                                           ========

(3) The weighted average number of common shares outstanding, which was used to compute diluted net income per share in accordance with FASB Statement No. 128, Earnings Per Share, were increased by 228,996 and 66,127 shares for the three months ended March 31, 2000 and 1999, respectively, to reflect the assumed conversion of dilutive stock options. The Company currently has 651,030 options outstanding to acquire shares of common stock, of which 279,076 are currently exercisable.

(4) The Company has a 21% common ownership interest in Virginia PCS Alliance, L.C. (VA Alliance), a provider of personal communications services (PCS) serving a 1.6 million populated area in central and western Virginia. The Company is managing such build-out pursuant to a service agreement. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

   The Company has a 45% common ownership interest in the West Virginia PCS Alliance, L.C. (WV Alliance), a provider of PCS serving a 2.0 million populated area in West Virginia and parts of eastern Kentucky, southwestern Virginia and eastern Ohio. The Company is managing this build-out pursuant to a service agreement. The WV Alliance commenced operations in the fourth quarter of 1998, offering services along the Charleston and Huntington corridor and expanded to the northern corridor of West Virginia, including the cities of Clarksburg, Fairmont and Morgantown in the second quarter of 1999.

                          CFW COMMUNICATIONS COMPANY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


  Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for under the equity method, are as follows (dollar amounts in thousands):

                                       VA Alliance             WV Alliance
                                  ----------------------- ----------------------
                                  March 31,  December 31, March 31, December 31,
                                    2000         1999       2000        1999
                                  ---------  ------------ --------- ------------
  Current assets................. $ 11,623     $  9,241    $17,494    $ 2,367
  Noncurrent assets..............  104,749      111,601     48,764     51,130
  Current liabilities............   11,265        7,633      7,952      3,076
  Long-term liabilities..........  125,482      131,478     62,394     51,125
  Redeemable preferred interest..   15,410       15,192        --         --
                                       VA Alliance             WV Alliance
                                      For the Three           For the Three
                                      Months Ended,           Months Ended,
                                  ----------------------- ----------------------
                                  March 31,   March 31,   March 31,  March 31,
                                    2000         1999       2000        1999
                                  ---------  ------------ --------- ------------
  Net sales...................... $  4,480     $  2,417    $ 2,626    $   257
  Gross profit (loss)............    2,164          584        291        (18)
  Net loss applicable to common
   owners........................   (7,325)      (6,533)    (4,805)    (2,179)
  Company's share of net loss....   (1,523)      (1,359)    (2,144)      (972)

  The Company has entered into guaranty agreements whereby the Company is committed to provide guarantees of up to $71.0 million of the Alliance's debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At March 31, 2000, the Company has guaranteed $57.2 million of the Alliances' obligations.

(5) In February 2000, the Company acquired 4,400 Internet subscribers from Twin County Internet Access (TCIA) for a purchase price of $1.0 million. TCIA is located in Galax, VA and serves parts of Southwestern Virginia and Northern North Carolina.


  In March 2000, the Company sold 10 towers for $3.2 million and the Alliances sold a total of 123 towers for $38.5 million to Crown Castle International Corp (Crown). In April 2000, the Alliances sold a total of 18 towers for $5.7 million to Crown. In connection with these transactions, the Company has certain future leaseback and other commitments. Accordingly, these gains have been deferred for book purposes and will be amortized over the life of the leaseback agreement.

(6) The provision for income taxes differs from the amount of income tax determined by applying the applicable Federal statutory rate to earnings before income taxes, as a result of the following:

                                                             March 31, March 31,
                                                               2000      1999
                                                             --------- ---------
  Tax provision at Federal statutory rate...................   34.00%    34.00%
  State income taxes, net of Federal tax benefit............    3.96%     3.96%
  Non deductible goodwill...................................    9.68%     2.30%
  Tax credits, net of basis adjustment......................     --      (3.64%)
                                                               -----     -----
  Anticipated effective tax rate............................   47.64%    36.62%
                                                               =====     =====

  In addition to the increased effective tax rate, the Company is anticipating that its current tax provision will be significantly greater than prior periods as a result of the recognition of the entire tower gain for tax purposes. However, the effective tax rate will not change as a result of this transaction.

                          CFW COMMUNICATIONS COMPANY

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(7) In prior periods, the Company reported wireless revenues net of cost of sales, primarily handsets. On June 1, 2000, the Company retroactively revised its reporting so as to no longer net the cost of sales for handsets and to present these amounts as a separate component of operating expenses. Operating revenues for wireless communications were increased by an identical amount. This revision was made because, in the opinion of management, it more appropriately reflects the revenues and costs of its wireless operations in accordance with industry practice.

(8) On June 16, 2000, the Company's Board of Directors approved an agreement and plan of merger with R&B Communications Inc. Under the terms of that agreement, the Company will issue approximately 3.7 million shares of its common stock in exchange for 100% of R&B's outstanding common stock. This transaction is subject to regulatory and shareholder approval and will be accounted for using the purchase method of accounting.

    R&B has a 21% common ownership interest, along with convertible preferred ownership interest, in the VA Alliance and a 34% common ownership interest in the WV Alliance. The Company has a 21% common ownership interest, along with convertible preferred ownership interest in the VA Alliance, and a 45% common ownership interest in the WV Alliance (See Note 3). As a result of the merger with R&B and other planned increases in common ownership through redemption and conversion of preferred interests, consolidation of the VA Alliance and the WV Alliance will be required concurrent with the closing of the merger.

    On May 17, 2000, the Board of Directors approved the acquisition of PrimeCo Personal Communications, L.P., Richmond Major Trading Area (Richmond-Norfolk PCS) for cash of $407.3 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of our analog wireless operation, with a combined value of approximately $78.5 million. This acquisition is subject to regulatory approval and will be accounted for using the purchase method of accounting.

    The Company plans to obtain financing through issuance of unsecured Senior Notes for $375 million, a Senior Secured Credit Facility of up to $325 million and various preferred stock offerings of $225 million. The Company plans to use the proceeds of the financing vehicles to fund the acquisition of Richmond-Norfolk PCS, to repay its existing indebtedness and that of the Alliances, and for future expansion.

    Pursuant to a stock purchase agreement, dated May 17, 2000 with telegate AG, a public company in Germany, the Company will sell the capital stock of CFW Information Services, Inc., through which directory assistance operations are conducted. In exchange, the Company will receive $32.0 million in cash and $3.5 million in stock of telegate. This disposition is subject to regulatory approval.